Exhibit 99.1
Green Dot Appoints Robert Millard to its Board of Directors
Seasoned Finance and Healthcare Executive Adds Strategic and Executional Bench Strength to Digital Bank and Fintech’s Advisory Team
Austin, TX – March 26, 2024 – Green Dot Corporation (NYSE: GDOT), a leading digital bank and fintech that powers consumers and businesses with seamless and affordable banking and payment tools, today announced the appointment of Robert Millard to its Board of Directors, effective March 25, 2024.
“Rob is a proven leader and strategist highly capable of managing key relationships and risk for complex organizations, and driving financial and other strategic initiatives that lead to EBITDA growth, employee satisfaction and engagement, and other meaningful benefits,” said George Gresham, Chief Executive Officer, Green Dot. “We are thrilled to welcome Rob to the Green Dot management team.”
Mr. Millard is currently Chief Financial Officer at CHG Healthcare, the largest temporary physician staffing services firm in the U.S., where he plays a key role in the company’s strategic vision and execution and is responsible for all elements of financial management as well as CHG’s legal and risk functions. Prior to CHG, Millard served as CFO at Earnest, a consumer lending financial technology company, and as CFO for GE Capital Bank.
“I am excited to be a part of Green Dot’s turnaround and transformation as a technology led platform company that delivers seamless banking and payment tools to a wide range of consumers and businesses,” Millard said. “Green Dot has tremendous opportunity for market expansion and impact given its differentiators and assets, and I look forward to contributing to the organization’s long-term growth and success.”
Mr. Millard has served on Green Dot Bank’s Board of Directors since 2017.
For more information, visit https://ir.greendot.com.
About Green Dot
Green Dot Corporation (NYSE: GDOT) is a financial technology and registered bank holding company committed to giving all people the power to bank seamlessly, affordably and with confidence. Green Dot’s technology platform enables it to build products and features that address the most pressing financial challenges of consumers and businesses, transforming the way they manage and move money and making financial empowerment more accessible for all.
Green Dot offers a broad set of financial services to consumers and businesses including debit, checking, credit, prepaid, and payroll cards, as well as robust money processing services, tax refunds, cash deposits and disbursements. Its flagship digital banking platform GO2bank offers consumers simple and accessible mobile banking designed to help improve financial health over time. The company’s banking platform services business enables a growing list of the world’s largest and most trusted consumer and technology brands to deploy customized, seamless, value-driven money management solutions for their customers.
Founded in 1999, Green Dot has served more than 33 million customers directly and many millions more through its partners. The Green Dot Network of more than 90,000 retail distribution locations nationwide, more than all remaining bank branches in the U.S. combined, enables it to operate primarily as a “branchless bank.” Green Dot Bank is a subsidiary of Green Dot Corporation and member of the FDIC. For more information about Green Dot’s products and services, please visit http://www.greendot.com/